Exhibit 10.6.1

NET LEASE

By and Between

LANDLORD:

NPA HARTFORD LLC

and

TENANT:

COLT DEFENSE LLC

Property Address:

545 New Park Avenue
West Hartford, Connecticut

NET LEASE

THIS NET LEASE (“Lease”), dated as of October 26, 2005, is made and entered into by and between NPA HARTFORD LLC, a Delaware limited liability company (“Landlord”) and COLT DEFENSE LLC, a Delaware limited liability company (“Tenant”) upon the terms and conditions which follow. Landlord and Tenant are hereinafter sometime referred to individually as a “Party” and collectively as the “Parties”.

ARTICLE 1

REFERENCE DATA and DEFINITIONS

When used in this Lease, the following terms will have the meanings and incorporate the data specified in this Section 1:

1.1          Premises.  The land in West Hartford, Hartford County, Connecticut commonly referred to as 545 New Park Avenue, more particularly described in EXHIBIT A and shown on the Plan attached hereto as EXHIBIT B, together with the buildings (the “Buildings”) and other improvements, easements and appurtenances thereto and any fixtures and equipment thereon belonging to Landlord.

1.2          Term.  The period of Seven (7) Lease Years, plus any partial calendar month at the beginning of the Term, beginning on the Commencement Date and ending on the Termination Date, as the same may be from time to time extended. The Term ending on the originally stated Termination Date, without extension, is hereinafter sometimes referred to as the “Initial Term”.

1.3          Commencement Date.  The execution date of this Lease, as appearing in the first paragraph of this page.

1.4          Termination Date.  October 25, 2012, as duly extended or earlier terminated.

1.5          Lease Year.  The period of twelve full (12) calendar months beginning on the Commencement Date, if such Date is the first day of a calendar month and if not, on the first day of the first full calendar month thereafter and each consecutive period of twelve full (12) calendar months.

1.6          Extension Term(s). NONE

1.7          Tenant’s Permitted Use.  Manufacturing, testing, receiving, warehousing and shipping of arms and other equipment, with related administrative and ancillary activities and any other uses for which the Premises is currently used.

1.8          Fixed Rent.

Lease Year	Annual Fixed Rent	Monthly Installment

Year 1 through 5	SEVEN HUNDRED FIFTY THOUSAND and 00/100 Dollars ($750,000.00)	SIXTY TWO THOUSAND FIVE HUNDRED and 00/100 Dollars ($62,500.00).

Year 6 and 7	EIGHT HUNDRED TWENTY-FIVE THOUSAND and 00/100 Dollars ($825,000.00).	SIXTY EIGHT THOUSAND SEVEN HUNDRED FIFTY and 00/100 ($68,750.00) Dollars

1.10        Additional Rent.  All payments other than Fixed Rent required from Tenant hereunder, whether to Landlord or to any taxing authority, utility provider or otherwise, will constitute Additional Rent. Fixed Rent and Additional Rent are sometimes referred to collectively as “Rent”.

1.11        Security Deposit.  TWO HUNDRED FIFTY THOUSAND and 00/100 DOLLARS ($250,000.00).

1.12        Broker.  NONE

ARTICLE 2

LEASE AND ACCEPTANCE OF PREMISES,
TENANT’S RIGHT TO EXTEND AND TO LANDLORDS RIGHT TO
TERMINATE EARLY

2.1          Lease of Premises; Quiet Enjoyment. Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, for the Term, at the Rent and upon the other terms, covenants and conditions of this Lease. Upon paying the Rent and observing the other obligations of Tenant hereunder, Tenant may peaceably occupy the Premises during the Term, without disturbance by Landlord or persons claiming through or under Landlord but subject to Permitted Title Exceptions set forth in EXHIBIT C.

2.2          Condition of Premises; Acceptance. Tenant acknowledges that Landlord has not made any representation or warranty with respect to the condition of the Premises or with respect to the suitability or fitness of the Premises for the conduct of Tenant’s Permitted Use or for any other purpose. Prior to entering into this Lease, Tenant has occupied and used the entire Premises as assignee of the interest of Colt’s Manufacturing Company, Inc. as tenant under lease with Colt Industries Inc. dated March 22, 1990, (the “Original Lease”), and has investigated and examined and is fully familiar with the Premises. Based upon the foregoing, Tenant accepts the Premises “AS-IS”, with all defects and encumbrances and without any agreements, representations, understandings, or obligations on the part of the Landlord as to or in connection with the Premises, to perform any repairs, remediation, alterations, or improvements (or to provide any allowance for same) or otherwise.

ARTICLE 3

RENT

3.1          Fixed Rent. Tenant covenants and agrees to pay the Annual Fixed Rent to Landlord at the Notice Address of Landlord specified in Article 19 below or at such other place or to such other person or entity as Landlord may by notice to Tenant from time to time direct, in equal installments of 1/12th of the Annual Fixed Rent in advance on the first day of each calendar month included in the Term; and, for any partial calendar month at the beginning or end of the Term, prorata on a per diem basis, calculated using 360 day year and paid based upon the actual number of days in such partial month, in advance on the Commencement Date or on the first day of any partial month at the end of the Term.

3.2          Fixed Rent Absolutely Net. It is the intention of Landlord and Tenant that this Lease be an ABSOLUTELY NET LEASE, and that Landlord will not be obligated to pay any charge or bear any expense whatsoever against or with respect to the Premises, and that the Fixed Rent payable hereunder be absolutely net to Landlord, without any reduction or offset whatsoever on account of any such charge or otherwise.

3.3          Additional Rent. In order that the Fixed Rent will be absolutely net to Landlord, Tenant covenants and agrees to pay, as Additional Rent, all costs and expenses for or related to the ownership, operation, maintenance, repair and replacement of the Premises, including, without limitation, the items specified in this Section 3.2 and excluding only those reconstruction costs imposed upon Landlord under Articles 12 (Casualties) and Articles 13 (Condemnation) below.

3.2.1       Property Taxes.

3.2.1.1            Definition and Payment.  Tenant will pay directly to the taxing or other authority by whom imposed all Property Taxes as herein defined. The term “Property Taxes” means the aggregate amount of all real estate taxes, assessments (whether general or special), sewer rents and charges, governmentally mandated transit taxes, taxes based upon the receipt of rent and any other federal, state or local governmental charge, general, special, ordinary or extraordinary, and any tax or imposition upon the Premises by any governmental authority, in lieu of, or as a substitute for, Property Taxes assessed on the Premises, whether any of such Property Taxes are currently in effect or applicable to the Premises or are hereafter enacted or imposed (but not including income or franchise taxes, capital stock, inheritance, estate, gift, or any other taxes imposed upon or measured by Landlord’s gross income or profits, unless the same is imposed in lieu of real estate taxes or other ad valorem taxes), which Landlord or Tenant becomes obligated to pay in connection with the Premises, or any part thereof and will also include any personal property taxes imposed upon the furniture, fixtures, machinery, equipment, apparatus, systems and appurtenances of Landlord or Tenant used in connection with the Premises, including fixtures and equipment serving the Premises and situated on adjacent properties within easements appurtenant to the Premises. Property Taxes will also include all fees and costs, including attorneys’ fees, appraisals and consultants’ fees, (collectively “Landlord’s Tax Reduction Expenses”) incurred by Landlord in seeking to obtain a reassessment or reduction of Property Taxes, but only to the extent of actual savings to Tenant as a result of such reassessment or reduction. If the amount of savings in the first year after the reduction or reassessment in question, is less than the total amount of Landlord’s Tax Reduction Expenses, such Expenses may be included in Property Taxes incrementally to the extent of the savings in each succeeding year until fully amortized. Subject to the provisions of Article 6 below relating to Permitted Contests, all such Property Taxes will be paid when due and prior to the date on which interest or penalties would begin to accrue and Tenant will provide to Landlord at the address to which Tenant pays Fixed Rent, not more that ten (10) days after the due date, a receipted tax bill or other evidence of payment reasonably acceptable to Landlord.

3.2.1.2            Mortgagee Property Tax and Insurance Escrow.  Notwithstanding the foregoing, if Landlord is at any time required to make payments to a mortgagee of the Premises to establish a fund for the payment of some or all Property Taxes, or insurance premiums which Tenant would otherwise be required to pay under this Lease, upon notice from Landlord, Tenant will, as Additional Rent, make payments for Property Taxes and/or insurance premiums in the amounts and to the address required by such mortgagee as specified in Landlord’s notice. Payments made by Tenant to a mortgagee hereunder in accordance with Landlord’s notice will constitute a satisfaction of Tenant’s obligations under Section 3.2.1.1  above and/or Section 3.2.3 below, to the extent of such payments.

3.2.1.3            Partial Tax Periods.  Further notwithstanding the foregoing, Property Taxes for any tax year or installment period which falls in part within and in part outside of the Term, will be prorated based on the number of calendar falling within and outside of the Term and Tenant will pay to Landlord, within ten (10) days after Landlord’s invoice therefor, Tenant’s prorata share of such Property Taxes.

3.2.2       Utility Charges.  Tenant will pay directly to the provider all charges for heat, water, sewer, gas, electricity, telephone and other utilities or services of whatever nature used or consumed on the Premises, whether denominated a charge, tax, assessment, fee or otherwise, including, without limitation, municipal electric, water and sewer use charges, if any (collectively “Utility Charges”). Subject to the provisions of Article 6 below relating to Permitted Contests, all Utility Charges are be paid as the same from time to time become due and prior to the date on which interest or penalties begin to accrue. Tenant will make its own arrangements for utilities directly with the provider, and Landlord will be under no obligation to furnish heat or any utilities to the Premises and will not be liable for any interruption or failure in the supply of any other utilities to the Premises, nor will any such interruption constitute a cause or justification for any failure by Tenant to comply with its obligations hereunder, including its obligation to pay Rent when due, or for termination of this Lease. Upon request of Landlord (which may be an ongoing request) Tenant will provide to Landlord a receipted bill or other evidence of payment reasonably acceptable to Landlord, for any or all Utility Charges.

3.2.3       Insurance Premiums.  Tenant will pay directly to the insurer all premiums and other charges for insurance which is required to be carried under this Lease.

3.3          Late Payment of Rent.  If any installment of Fixed Rent or any Additional Rent payable to Landlord, is paid after the date the same was due, Tenant will pay to Landlord, to defray Landlord’s administrative expenses, a processing charge equal to five (5%) of such delinquent payment and, in addition, such payment will bear interest from the due date at the Default Rate specified in Section 21.5 below, which interest will be deemed Additional Rent, but in no event will Tenant be required to pay in the aggregate with respect to any delinquent payment more than the maximum rate of interest allowed by law.

ARTICLE 4

USE OF PREMISES

4.1          Tenant’s Permitted Use.  Tenant may use the Premises only for Tenant’s Permitted Use, as set forth in Section 1 above, and will not use the Premises or permit the Premises to be used for any other purpose. Tenant will, at its sole cost and expense, obtain all governmental licenses and permits required to allow Tenant to conduct Tenant’s Permitted Use.

4.2          Compliance With Laws and Other Requirements.  Tenant will not use the Premises, or permit the Premises to be used, in any manner which: (a) violates any laws, ordinances, regulations and directives of any governmental authority having jurisdiction including, without limitation, any certificate of occupancy and any law, ordinance, regulation, covenant, condition or restriction affecting the Premises on the Commencement Date or which may be enacted or become applicable to the Premises in the future and with any current or future order, rule, regulation or requirement of the local Board of Fire Underwriters and any Regional Fire Insurance Rating Association or any other body having similar function and exercising jurisdiction over the Premises (collectively “Legal Requirements”) or which (b) is improper or excessively noisy, overloads or defaces the Premises or constitutes strip or waste, or fail to provide heat and utilities at levels sufficient to protect and preserve the Premises and for proper and effective operation of sprinkler, alarm and other health and safety systems. If Tenant receives written notice of any violation of any Legal Requirement relating to the Premises or the use of the Premises, it will promptly forward to Landlord, in the fashion herein provided for notices, a copy of such notice and of any materials received in connection therewith.

4.3          Hazardous Materials.

4.3.1       Definitions Relating to Hazardous Materials

4.3.1.1            “Environmental Laws” means and includes all presently existing and hereafter enacted or promulgated statutes, laws, ordinances, codes, regulations, rules, rulings, orders, decrees, directives, policies and requirements by any Regulatory Authority, as hereinafter defined, regulating, relating to, or imposing liability or standards of conduct concerning Hazardous Materials, as also hereinafter defined, or public health and safety or the environment generally.

4.3.1.2            “Hazardous Materials” means: (a) any material or substance: (i) which is defined or becomes defined as a “hazardous substance,” “hazardous waste,” “infectious waste,” “chemical mixture or substance,” or “air pollutant” under Environmental Laws; (ii) containing petroleum, crude oil or any fraction thereof, (iii) containing polychlorinated biphenyls (PCB’s); (iv) containing asbestos; (v) which is radioactive; (vi) which is infectious; or (b) any other material or substance displaying toxic, reactive, ignitable or corrosive characteristics, as all such terms are used in their broadest sense, and are defined, or become defined by Environmental Laws; or (c) materials which cause a nuisance upon or waste to the Premises.

4.3.1.3            “Handle,” and any grammatical variation of that term, means any installation, handling, generation, storage, treatment, use, disposal, discharge, release, manufacture, refinement, presence, migration, emission, abatement, removal, transportation, or any other activity of any type in connection with or involving Hazardous Materials.

4.3.1.4            “Regulatory Authority” means any federal, state or local governmental agency, commission, board or political subdivision having jurisdiction over the Premises and Tenant’s use of the Premises.

4.3.1.5            “Environmental Damages” means (a) all claims, judgments, damages, penalties, fines, costs, liabilities, and losses arising from, caused by or related to the Handling of Hazardous Materials (including, without limitation, diminution in the value of the Premises, damages for the loss of or restriction on use of rentable or usable space or of any amenity of the Premises, and/or any adverse impact on Landlord’s marketing of the Premises for relet upon the expiration of the Term or earlier termination of this Lease; (b) all reasonable sums paid for settlement of claims, attorneys’ fees, consultants’ fees and experts’ fees in connection with the matters covered by the preceding clause (a); and (c) all costs incurred by Landlord in connection with investigation or remediation of Hazardous Materials, whether or not required by Environmental Laws, necessary for Landlord to make full economic use of the Premises.

4.3.2 Handling of Hazardous Materials. No Hazardous Materials will be Handled upon, about, above or beneath the Premises or any portion of the Buildings by or on behalf of Tenant, a Transferee, as defined in Section 4.3.2 below, or their respective contractors, clients, officers, directors, employees, agents, or invitees (“Tenant Related Persons”). Notwithstanding the foregoing, normal quantities of Hazardous Materials customarily used in the conduct of Tenant’s Permitted Use may be Handled at the Premises. Any Hazardous Materials Handled by Tenant or by any Tenant Related Person, whether or not permitted hereunder or otherwise allowed by Landlord, and whether or not Handled during the Term of this Lease or Handled by Tenant or by its predecessors as Tenant under the Original Lease, are referred to herein as “Tenant’s Hazardous

Materials”. Tenant’s Hazardous Materials will be Handled at all times in compliance with the manufacturer’s instructions therefor and all applicable Environmental Laws, as defined herein. In recognition of the difficulty of identifying the source of certain Hazardous Materials believed to exist on the Premises and the fact the Tenant has been the sole occupant and in control of the Premises for over ten years, and in consideration of the favorable Rent and other provisions of this Lease, Landlord and Tenant have agreed that, without limitation, those Hazardous Materials as to which actions may be required under the Connecticut Transfer Act C.G.S. 22a-134 et seq. (“Transfer Act”) will be deemed to be Tenant’s Hazardous Materials and that Tenant will execute all documents and be the certifying and responsible party for compliance with the Transfer Act in connection with the transfer of the Premises to Landlord and will pay all fees, costs, and expenses, including without limitation any Environmental Damages, associated with compliance with the Transfer Act.

4.3.3       Tenant Response Actions.  Without limitation on any other obligation which Tenant may have under this Lease or under any Legal Requirement, Tenant will take any actions required by any Regulatory Authority, as a result of or arising out of the Handling of Tenant’s Hazardous Materials upon, about, above or beneath the Premises or any portion of the Building (“Tenant Response Actions”), at Tenant’s sole cost and expense. Tenant will provide to Landlord in advance of submission, copies of any materials relating to Tenant’s Response Actions which Tenant intends to submit to any Regulatory Agency and will provide such additional information as Landlord may request to permit Landlord to reach an independent judgment as to the adequacy and likely impact of such actions, and no such actions shall be taken without Landlord’s approval, which approval will not be unreasonably withheld or delayed. Without limitation on the foregoing, Landlord may, but without any obligation to do so, elect, by written notice to Tenant, to take any or all Tenant Response Actions for the account of Tenant, in which event, Tenant will take any or all Tenant Response Actions that Landlord has not elected to take. Tenant will reimburse Landlord, as Additional Rent, for any and all costs incurred by Landlord in performing Tenant Response Actions and any and all other charges, fees, or penalties (civil or criminal) imposed as a result of or arising out of the Handling of Tenant’s Hazardous Materials (collectively “Tenant Response Costs”). Tenant Response Costs will include, without limitations, the Costs of investigation of environmental conditions related to the Premises, the preparation of any feasibility studies or reports and the performance of any cleanup, remedial, removal or restoration work and any other actions necessary to restore the Premises to a condition permitted by applicable Environmental Laws to the extent that such failure results from the Handling of Tenant’s Hazardous Materials. Without limitation on any other rights or recourse which Landlord may have against Tenant or otherwise, Tenant will reimburse Landlord for Tenant Response Costs periodically (which may be as often as once every two weeks) upon the submission by Landlord to Tenant of Landlord’s invoice for such Costs, accompanied by reasonable supporting documentation (a “Landlord Invoice”). Tenant will pay to Landlord the amount stated in each Landlord Invoice within fourteen (14) days of receipt, provided that if Tenant believes in good faith that some or all of the amounts stated in a Landlord Invoice are not properly payable by Tenant, Tenant may make such payment under protest and will be entitled to a credit for any over payments subsequently acknowledged in writing by Landlord or finally determined by a court of competent jurisdiction, against subsequent Landlord Invoices and any balance after the full payment of Tenant Response Costs will be reimbursed to Tenant.

If Landlord possesses a right to recover, by contract or under applicable law, from a prior owner of the Premises on account of any condition requiring Tenant to take Tenant Response Actions or to incur Tenant Response Costs, Landlord agrees, upon request by Tenant, to pursue such claims for Tenant’s sole benefit (provided Tenant has satisfied all obligations to Landlord hereunder) and at Tenant’s sole expense, provided that Tenant shall indemnify Landlord against and hold Landlord harmless from any and all loss, liability or damage occurring as a result of Landlord’s pursuit of such claims on Tenant’s behalf.

4.3.4       Tenant Affidavits and Inventories.  Tenant agrees, from time to time to at Landlord’s request, to execute and deliver affidavits, representations, inventories and the like, in form reasonably acceptable to Landlord, setting forth, to Tenant’s knowledge and belief, the Hazardous Materials which are being or which have been Handled on the Premises.

4.4          Signage. Tenant may affix to the Building and otherwise erect or situate on the Premises such signs and emblems as Tenant customarily uses to identify its business (“Signs”), provided that such Signs are in full compliance with all Legal Requirements and any applicable private restrictions or covenants and Tenant obtains and maintains in effect all permits, licenses and approvals required for the installation and maintenance of such Signs. No such Sign will be installed which causes or threatens to cause material damage to the Premises and all such Signs will be removed upon expiration or earlier termination of this Lease subject to the provisions of this Lease as govern Tenant’s trade fixtures.

ARTICLE 5

REPAIR, MAINTENANCE AND REPLACEMENT OF PREMISES
CONDITION AT TERMINATION OF LEASE

5.1          Repair and Maintenance. Except as otherwise provided in Section 2.4.2 above and in Articles 12  and 13 below, Tenant will keep the Premises including, without limitation, the exterior, the roof and structure of the Buildings and all other improvements thereon and all heating, plumbing, hot water, ventilating, electrical, air-conditioning, security, alarm, elevator, mechanical and other fixtures and equipment now or hereafter on the Premises or forming a part thereof, and all lines, pipes and conduits through, under and over the Premises for the transmission of electricity, gas, water, sewage or any other utilities, (to the extent not maintained by the utility provider; but Tenant shall pay directly to the provider all fees and charges payable to such provider in connection with such maintenance) including, without limitation, any of the foregoing located within or on properties adjacent to the Premises by virtue of appurtenant easements, in at least as good order, condition and repair as they are in on the Commencement Date or may be put in during the Term, will maintain in good condition all lawns and planted areas of the Premises, will keep in good repair and clean and neat and free of snow and ice all surfaced roadways, walks, and parking and loading areas of the Premises will keep the exterior areas of the Premises generally in neat and orderly condition; and will make all repairs and replacements to any of the foregoing, whether the same are ordinary or extraordinary, foreseen or unforeseen, capital or non-capital. Tenant will secure, pay for and keep in force contracts with appropriate and reputable service companies providing for the regular and proper maintenance of the security, alarm, heating, ventilating, and air-conditioning systems and copies of such contracts will be furnished to Landlord upon request. It is expressly understood and agreed that, except as otherwise provided in Article 12  and 13, Landlord will not be obligated during the Term of this Lease, to make any repairs, alterations, or replacements, whether structural or otherwise, of any kind whatsoever to the Premises.

5.2          Compliance with Law.  Subject to the provisions of Article 6 below relating to Permitted Contests, Tenant will make all repairs, alterations, additions or replacements to the Premises necessary to comply with Legal Requirements, will keep the Premises equipped with all required safety equipment and will comply with the orders, regulations, variances, licenses and permits from any governmental authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to the Premises, and the condition, use or occupancy thereof, except that Tenant may defer compliance with a Legal Requirement which it is contesting in strict accordance with the provisions of Article 6 to the extent permitted therein.

5.3          Condition of Premises on Termination.  Except as provided in Articles 12  and 13 below, upon expiration of the Term or earlier termination of this Lease for whatever reason, Tenant will surrender the Premises to Landlord in the same condition as Tenant is required to maintain the Premises during the Term. All Alterations will become a part of the Premises and will become the property of Landlord upon the expiration of the Term or earlier termination of this Lease without compensation, unless Landlord, by written notice to Tenant, requires Tenant to remove some or all of Tenant’s Alterations, in which event Tenant will promptly remove the designated Alterations and will repair any resulting damage, all at Tenant’s sole expense, prior to the scheduled Termination Date or any Early Termination date and as soon as is reasonably possible (and in all events, within thirty (30) days), after the effective date of any earlier termination. All business and trade fixtures, machinery and equipment used in Tenant’s business which is not part of the systems of the Premises, furniture, movable partitions and items of personal property owned by Tenant or installed by Tenant at its expense in the Premises will be and remain the property of Tenant upon the expiration or earlier termination of this Lease, and Tenant will, at its sole expense, remove all such items and repair any damage to the Premises caused by such removal. If Tenant fails to remove any such items or repair such damage prior to the Termination Date or Early Termination Date or promptly after the earlier termination of the Lease, Landlord may, but need not, do so, with no liability to Tenant, and Tenant will pay Landlord the cost thereof upon demand. The provisions of this Section will survive the expiration or earlier termination of this Lease.

ARTICLE 6

PERMITTED CONTESTS

6.             Permitted Contests. Tenant, at Tenant’s expense, after prior written notice to Landlord, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity or application, in whole or in part, of any Property Tax or Utility Charge or any Legal Requirement, provided that Tenant will first make all contested payments, under protest if Tenant desires, unless Tenant has commenced proceedings which legally suspend the collection thereof, provided that neither the Premises, nor any part thereof or interest therein, nor any Rent would be in any danger of being sold, forfeited, lost or interfered with, nor would Landlord be subjected to any collection proceedings as a result of such non-payment. In the case of a Legal Requirement, Tenant may delay compliance only if such delay would not result in a risk to safety or health or place Landlord at risk, as a result of such delay, of any civil or criminal liability or penalty for failure to comply therewith or subject the Premises to the imposition of any lien as a result of such failure; and Tenant will have furnished such security as may reasonably be requested by Landlord for the payment or performance of the contested obligation in the event that Tenant’s contest is not successful.

ARTICLE 7

TRANSFERS;
ASSIGNMENT AND SUBLETTING

7.1          Restriction on Transfers. Without the prior written consent of Landlord, which consent Landlord may grant or withhold in its sole and absolute discretion, Tenant will not, either voluntarily or by operation of law, assign, mortgage, pledge, hypothecate, sell, encumber, or otherwise transfer this Lease or any interest herein, or sublet the Premises or any part thereof, or permit the Premises to be occupied by anyone other than Tenant or Tenant’s employees (any such assignment, encumbrance, subletting, occupation or transfer being hereinafter referred to as a “Transfer”, and the party to which such Transfer is made as a “Transferee”). For purposes of this Lease, the term “Transfer” will also include (i) any transfer by operation of law, merger or consolidation of Tenant into any other firm, corporation or other entity, the dissolution, division, liquidation or other reorganization of Tenant, or, if Tenant is not a publicly traded entity (i.e. not an entity whose stock, membership or other equity ownership interests are publicly held and traded through an exchange or over the counter), the sale or other transfer of a controlling interest in Tenant whether such sale or other transfer occurs at one time or in a series of related transactions, (ii) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of a majority of the partners, or a transfer of a majority of partnership interests, within a twelve month period, or the dissolution of the partnership, and (iii) the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) of Tenant’s net assets other than in connection with one or more commercial loans or comparable financing transactions with entities engaged in the business of making commercial loans, or (iv) any change by Tenant in the form of its legal organization under applicable state law. Any Transfer in violation of the foregoing will be void and will constitute an Event of Default under this Lease.

Notwithstanding the foregoing: Landlord’s consent will not be required for (i) a Transfer to any entity which is owned and controlled by, in common ownership and control with or which owns and controls Tenant (in each case, an “Affiliate”), or (ii) a Transfer arising from a merger or consolidation of Tenant, provided that the surviving entity has a net worth, determined in accordance with generally accepted accounting principals consistently applied, at least equal to the net worth of Tenant on the Commencement Date or at the time of such Transfer, whichever is greater, and otherwise meets the criteria set forth in Section 7.3 below. If an entity which is an Affiliate of Tenant at the time of Transfer thereafter ceases to be an Affiliate, the transaction by virtue of which such entity ceases to be an Affiliate will constitute a Transfer hereunder.

7.2          Notice to Landlord.  If Tenant wishes to Transfer this Lease or any interest herein, at least thirty (30) days, but not more than one hundred eighty (180) days, prior to the effective date of the proposed Transfer, Tenant will submit to Landlord in connection with Tenant’s request for Landlord’s consent:

(a)             A statement containing the name and address of the proposed Transferee; and the type of use proposed for the Premises, and will thereafter provide to Landlord such additional information as Landlord may requests; and

(b)             A copy of the assignment, sublease and/or other instrument intended to be used to affect a Transfer (the “Transfer Documents”), on a form which the parties thereto have agreed to execute, together with a statement of any material terms of the Transfer not apparent from the instrument of Transfer.

7.3           Landlord’s Consent; Standards.  Without limitation, it will not be deemed unreasonable for Landlord to withhold its consent to a proposed Transfer if, in Landlord’s opinion: (a) the proposed Transferee does not have the financial strength to perform its obligations under this Lease or any proposed sublease; (b) the business and operations of the proposed Transferee are not of comparable quality to the business and operations being conducted on the properties in the vicinity of the Premises; (c) the proposed Transferee intends to use any part of the Premises for a purpose not permitted under this Lease; (d) the use of the Premises by the proposed Transferee would, in Landlord’s reasonable judgment, negatively impact the Premises to a degree or in a fashion which is materially greater than Tenant’s use of the Premises, including, without limitation, by requiring Alterations to the Premises to comply with Legal Requirements which Landlord does not deem to be in its interest; (e) if less than the entire Premises, the space subject to such proposed Transfer is regular in shape with appropriate means of ingress and egress suitable for normal renting purposes; (f) the Transferee is a governmental body (or agency or instrumentality thereof); or (g) Tenant has failed to cure an Event of Default under this Lease or an event or condition as to which Tenant has received a Notice of Default at the time Tenant requests consent to the proposed Transfer or at the time of the effective date of the proposed Transfer.

7.4          Landlord’s Costs.  If Tenant requests Landlord’s consent to a Transfer, Tenant will pay to Landlord upon demand as Additional Rent all of Landlord’s costs related thereto, including, without limitation, Landlord’s reasonable attorneys’ fees.

7.5          Continuing Liability of Tenant.  Notwithstanding any Transfer, by assignment, sublet or otherwise, whether or not Landlord has consented thereto, and excluding only a Transfer to Landlord, Tenant will remain as fully and primarily liable for the payment of Rent and for the performance of all other obligations of Tenant contained in this Lease to the same extent as if the Transfer had not occurred, Tenant and Transferee to be jointly and severally liable for the payment and performance of all such obligations and Tenant to be directly and personally liable for any act or omission of any Transferee, other than Landlord, that violates the terms of this Lease will be deemed a violation of this Lease by Tenant.

7.6          Non-Waiver.  The consent by Landlord to any Transfer will not relieve Tenant, or any person claiming through or by Tenant, of the obligation to obtain the consent of Landlord pursuant to this Article 7, to any further Transfer. In the event of Transfer, Landlord may collect Rent from the Transferee without waiving any rights hereunder and collection of the Rent from a person other than Tenant will not be deemed a waiver of any of Landlord’s rights under this Article 7, acceptance of a Transferee as Tenant, or a release of Tenant from the performance of Tenant’s obligations under this Lease. If there is an Event of Default by Tenant under this Lease and for so long as such Event of Default remains outstanding, Landlord is hereby irrevocably authorized, as Tenant’s agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord will apply towards Tenant’s obligations under this Lease).

7.7          Documentation of Transfer  As a condition to Landlord’s consent to any Transfer, the parties thereto will make any changes and additions to the Transfer Documents as Landlord reasonably requests and will execute and deliver to Landlord at least one (1) original copy of the Transfer Documents and at least one (1) original copy of a Consent to Transfer and Assumption of Lease, in the form required by Landlord, which, without limitation, will include some or all of the terms and conditions of this Article 7, as Landlord deems appropriate.

7.8          Landlord’s Recapture Rights.  At any time within twenty (20) business days after Landlord’s receipt of all (but not less than all) of the information and documents described in Section 7.2 above, Landlord may, by written notice to Tenant, elect to: (a) sublease the Premises or the portion thereof proposed to be sublet by Tenant upon the same terms as those offered to a proposed subtenant; (b) take an assignment of the Lease upon the same terms as those offered to a proposed assignee; or (c) terminate the Lease in its entirety or as to any portion of the Premises proposed to be sublet, with a proportionate adjustment in the Rent payable hereunder if the Lease is terminated as to less than all the Premises. If Landlord does not exercise any of the options described in the preceding sentence, then, during the above-described twenty (20) business day period, Landlord will either consent or deny its consent to the proposed Transfer.

ARTICLE 8

ALTERATIONS, ADDITIONS AND IMPROVEMENTS

8.1          Landlord’s Consent, Conditions.  Tenant will not make or permit to be made any alterations, additions, improvements or other changes in or to the Premises (“Alterations”) without the prior written consent of Landlord. Landlord may impose as a condition to its consent such requirements as Landlord reasonably deems necessary or desirable including without limitation: (a) Tenant’s submission to Landlord, for Landlord’s prior written approval, of all plans and specifications for the Alterations; (b) Landlord’s prior written approval of the time or times when the Alterations are to be performed; (c) Landlord’s prior written approval of the contractors and subcontractors performing work in connection with the Alterations; (d) employment of union or other contractors and subcontractors who will not cause labor disharmony; (e) Tenant’s receipt of all necessary permits and approvals from all governmental authorities having jurisdiction over the Premises prior to the construction of the Alterations; (f) Tenant’s delivery to Landlord of such bonds and insurance as Landlord reasonably requires; and (g) Tenant’s payment to Landlord of all costs and expenses incurred by Landlord because of Tenant’s Alterations, including but not limited to costs incurred in reviewing the plans and specifications for the Alterations and for reviewing work in progress. Tenant is required to provide Landlord written notice of whether the Alterations include the Handling of any Hazardous Materials and whether these materials are of a customary and typical nature for industry practices. At the request of Landlord, Tenant will provide to Landlord as-built plans of any Alterations within thirty (30) days of Landlord’s request. Neither the approval by Landlord of plans and specifications relating to any Alterations nor Landlord’s monitoring and inspection of any Alterations will constitute a warranty or acceptance by Landlord of the adequacy of the design for Tenant’s intended use or the proper performance of the Alterations.

8.2          Performance of Alterations Work.  All work relating to the Alterations will be performed in a diligent, first class manner, in accordance with the plans and specifications approved by Landlord and in compliance with all Legal Requirements. No asbestos-containing materials or any Hazardous Materials will be used or incorporated in the Alterations. No lead- containing surfacing material, solder, or other construction materials or fixtures where the presence of lead might create a condition of exposure not in compliance with Environmental Laws will be incorporated in the Alterations.

8.3          Liens.  Tenant will pay when due all costs for work performed and materials supplied to the Premises. Tenant will keep Landlord, and the Premises free from all liens, stop notices and violation notices relating to the Alterations or any other work performed for, materials furnished to or obligations incurred by or for Tenant and Tenant will protect, indemnify, hold harmless and defend Landlord, and the Premises of and from any and all loss, cost, damage, liability and expense, including attorneys’ fees, arising out of or related to any such liens or notices. During the progress of such work, Tenant will, upon Landlord’s request, furnish Landlord with sworn contractor’s statements and lien waivers covering all work theretofore performed. Tenant will satisfy, otherwise discharge all liens, stop notices or other claims or encumbrances within ten (10) days after Tenant first receives knowledge of any such item. If Tenant fails to pay and remove such lien, claim or encumbrance within such ten (10) days, Landlord, at its election, may pay and satisfy the same and in such event the sums so paid by Landlord, with interest from the date of payment at the Default Rate set forth in Section 21.5 will be deemed to be Additional Rent due and payable by Tenant upon demand.

ARTICLE 9

INDEMNIFICATION AND RISK OF LOSS

9.1          Agreement to Indemnify.  Tenant agrees to protect, indemnify, hold harmless and defend Landlord and any Mortgagee, as defined herein, and each of their respective partners,

directors, officers, agents and employees, successors and assigns, which indemnity will survive the expiration of the Term or earlier termination of this Lease, for whatever cause occurring, from and against: (a) any and all loss, cost, damage, liability or expense (collectively, “Costs”) as incurred (including but not limited to reasonable attorneys’ fees and legal costs), arising out of or related to any claim, suit or judgment (collectively, “Claim”) brought by or in favor of any person or persons for damage, loss or expense due to, but not limited to, bodily injury, including death, or property damage sustained by such person or persons which arises out of, is occasioned by or is in any way attributable to the Premises or the use and occupancy of the Premises, whether or not arising from the acts or omissions of Tenant or its agents, employees, contractors, clients, invitees or subtenants. Such loss or damage will include, but not be limited to, any injury or damage to, or death of, Landlord’s employees or agents or damage to the Premises; and (b) any and all Environmental Damages, as hereinabove defined. Tenant’s obligations to the Landlord and the other indemnitees will be without regard to fault on Tenant’s part, except that such indemnity will not extend to Environmental Damages which result from the Handling of Hazardous Materials which occurred prior to the commencement date of the Original Lease (a “Pre-existing Condition”), but will extend to Damages arising from the actions of Tenant, a predecessor tenant under the Original Lease or a Tenant Responsible Party subsequent to the commencement date of the Original Lease which exacerbate a Pre-Existing Condition.

9.2          Personal Property at Tenant’s Risk.  Without limitation, all of the furnishings, fixtures, equipment, effects and property of every kind, nature and description of Tenant and of all persons claiming by, through or under Tenant which, during the continuance of this Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises, will be at the sole risk and hazard of Tenant and if the whole or any part thereof is destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or to be borne by Landlord.

9.3          Limitations on Indemnity and Assumption of Risk.  Any other provision of this Lease to the contrary notwithstanding, in no event will the provisions of this Article 9 or any other provision of this Lease: (a) be deemed to require Tenant to indemnify Landlord or to hold the Landlord harmless or release Landlord from liability for any omission, fault, negligence, misconduct, or for any other act, in a manner which is void as a matter of applicable law, or (b) be interpreted or in any way deemed to affect, limit, reduce or abrogate any insurance coverage provided by any insurers or any indemnity obligations undertaken by any other person to either Tenant or Landlord, or (c) be construed to infer or imply that either party hereto is a partner, joint venturer, agent, employee, or otherwise acting, by or at the direction of the other party hereto.

ARTICLE 10

INSURANCE

10.1        Property Insurance.  At all times during the Term and while Tenant is otherwise in occupancy of the Premises, Tenant will procure and maintain, at its sole expense, “special causes of loss” property insurance, for damage or other loss caused by fire or other casualty or cause including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting of pipes, explosion, and covering the Buildings and all other insurable improvements, including all alterations made by Tenant and Tenant’s trade fixtures equipment and other personal property in the Premises, in an amount not less than one hundred percent (100%) of the replacement cost of the buildings and other insurable improvements which form a part of the Premises, together with business interruption insurance in such amount as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils insured against in Section 10.1.

10.2        Liability Insurance.  At all times during the Lease Term, Tenant will procure and maintain, at its sole expense, commercial general liability insurance applying to the use and occupancy of the Premises and the business operated by Tenant. Such insurance will have a minimum combined single limit of liability of at least One Million Dollars ($1,000,000.00) per occurrence and a general aggregate limit (combined primary and excess) of at least Two Million Dollars ($2,000,000.00). All such policies will be written to apply to bodily injury, property damage, and personal injury losses.

10.3        Workers’ Compensation and Employer’s Liability Insurance.  At all times during the Lease Term, Tenant will procure and maintain Workers’ Compensation Insurance in accordance with the laws of the State of Connecticut, and Employer’s Liability insurance in accordance with the greater of limits required by law or One Million Dollars ($1,000,000.00); Bodily Injury Each Accident One Million Dollars ($1,000,000.00); Bodily Injury By Disease - Each Person One Million Dollars ($1,000,000.00); and Bodily Injury by Disease - Policy Limit.

10.4        Policy Requirements.  All insurance required to be maintained by Tenant will be issued by insurance companies authorized to do insurance business in the State of Connecticut and rated not less than A-VIII in Best’s Insurance Guide, or, if Best’s Insurance Guide is no longer published, an equal or better rating by a generally accepted substitute rating agency. A certificate of insurance (and, at Landlord’s option, copies of the applicable policies when available) evidencing the insurance required under this Article 10 will be delivered to Landlord not less than thirty (30) days prior to the Commencement Date. Such policies will be endorsed to include Landlord and its agents (including, without limitation, any property manager) beneficiaries, partners, members, employees, and any deed of trust holder or mortgagee of Landlord or any ground lessor as additional insureds and will contain only deductibles in amounts which are customary in Tenant’s industry and reasonably acceptable to Landlord. No such policy will be subject to cancellation or modification without at least thirty (30) days prior written notice (ten (10) days for non-payment of premiums), to Landlord and to any Mortgagee designated by Landlord to Tenant. Tenant will furnish to Landlord a replacement certificate with respect to any insurance not less than ten (10) days prior to the expiration of the current policy. Tenant will have the right to provide the insurance required by this Article pursuant to blanket policies, but only if such blanket policies expressly provide coverage to the Premises, Landlord and any such mortgagee or ground lessor. In no event will Tenant self-insure against any risks required to be covered by insurance hereunder without Landlord’s prior written consent.

ARTICLE 11

DEFAULT AND REMEDIES

11.1        Tenant Defaults.  The occurrence of any one or more of the following will constitute a material default and breach of this Lease (an “Event of Default”) by Tenant:

(a)             Failure by Tenant to pay Fixed Rent or Additional Rent, as and when due, if such failure continues for five (5) business days after written notice (a “Notice of Default”) from Landlord to Tenant, provided that Tenant shall not be entitled to more that one (1) such notice in any twelve (12) month period or three (3) such notices during the Term of this Lease, and thereafter, any failure to pay such Fixed Rent or Additional Rent as and when due will constitute an Event of Default without notice.

(b)             A Transfer, except as expressly permitted under Article 7, of this Lease.

(c)             The making by Tenant of any general assignment for the benefit of creditors, the filing by or against Tenant or any Guarantor of a petition under any federal or state bankruptcy or insolvency laws (unless, in the case of a petition filed against Tenant, the same is dismissed within ninety (90) days after filing); the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets at the Premises or Tenant’s interest in this Lease or the Premises, if possession is not restored to Tenant within ninety (90) days; or the attachment, execution or other seizure of substantially all of Tenant’s assets located at the Premises or Tenant’s interest in this Lease or the Premises, if such seizure is not discharged within ninety (90) days.

(d)             Vacation and abandonment of the Premises by Tenant.

(c)             Failure by Tenant to observe or perform any provision of this Lease to be observed or performed by Tenant, other than those described in Sections 11.1 (a), (b), (c)  and (d), above, if such failure continues for thirty (30) days after Notice of Default from Landlord to Tenant; provided, however, that if the nature of Tenant’s failure is such that it cannot be cured within such thirty (30) day period, no Event of Default will be deemed to exist if Tenant commences the cure of such failure within such period and thereafter diligently prosecutes the same to completion. The thirty (30) day notice described herein will be in lieu of, and not in addition to, any notice required under any law now or hereafter in effect requiring that notice of default be given prior to the commencement of an unlawful detainer or other legal proceeding.

11.2          Landlord’s Remedies.  If an Event of Default by Tenant occurs, Landlord will have the right: (a) to re-enter and take possession of the Premises or any part thereof and repossess the same as of Landlord’s former estate and expel Tenant and those claiming through or under Tenant, and remove the effects of both or either without being deemed guilty in trespass or of a forcible entry or detainer and without prejudice to any remedies for arrears of rent or preceding breach or covenants, or (b) to terminate this Lease and recover possession of the Premises by giving written notice to Tenant of Landlord’s election to terminate this Lease, in either such event, Landlord will be entitled to receive from Tenant:

(a)             The Worth at the Time of Award, as hereinafter defined, of any unpaid Rent which had been earned at the time of such termination; plus

(b)             The Worth at the Time of Award of the amount by which the unpaid Rent for the balance of the Term exceeds the fair market value rent for the Premises during the same time period; plus

(c)             All costs to Landlord of regaining possession of the Premises, of preparing the Premises for reletting and of reletting, including without limitation, brokers fees and new tenant concessions plus any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course would be likely to result therefrom; and

(d)             At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

As used in clause (a) above, “Worth at the Time of Award” will be computed by allowing interest on such amounts at two percent (2%) over the Prime Rate (the base rate on corporate loans posted by at least 75% of the 30 largest U.S. banks) as published by the Wall Street Journal at the time of the award. As used in clause (b) above, “worth at the time of award” will be computed by discounting such amount at a discount rate of three percent (3%).

In lieu of the damages recoverable under clause (b) above, Landlord may recover, as liquidated damages and sole remedy for damages recoverable under clause (b), an amount equal to the total of Fixed Rent, and Additional Rent payable by Tenant to Landlord with respect to the twelve (12) full calendar months preceding termination.

11.3        Landlord’s Right To Continue Lease Upon Tenant Default.  If an Event of Default by Tenant occurs, and Landlord does not elect to terminate this Lease as provided in Section 11.2 above, Landlord may from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease. Without limiting the foregoing, Landlord may continue this Lease in effect after an Event of Default by Tenant and recover Rent as it becomes due. In the event Landlord re-lets the Premises, to the fullest extent permitted by law, the proceeds of any reletting will be applied first to pay to Landlord all costs and expenses of such reletting (including without limitation, costs and expenses of retaking or repossessing the Premises, removing persons and property therefrom, securing new tenants, including expenses for redecoration, alterations and other costs in connection with preparing the Premises for the new tenant, and if Landlord will maintain and operate the Premises, the costs thereof) and receivers’ fees incurred in connection with the appointment of and performance by a receiver to protect the Premises and Landlord’s interest under this Lease and any necessary or reasonable alterations; second, to the payment of any indebtedness of Tenant to Landlord other than Rent due and unpaid hereunder; third, to the payment of Rent due and unpaid hereunder; and the residue, if any, will be held by Landlord and applied in payment of other or future obligations of Tenant to Landlord as the same may become due and payable, and Tenant will not be entitled to receive any portion of such revenue.

11.4        Right of Landlord to Perform Tenant’s Obligations.  All covenants and agreements to be performed by Tenant under this Lease will be performed by Tenant at Tenant’s sole cost and expense. If Tenant fails to pay any Additional Rent or fails to perform any other act or observe any other covenant on its part to be performed or observed hereunder, Landlord may, but will not be obligated to, make any payment or perform any such other act on Tenant’s part to be made or performed, without waiving or releasing Tenant of its obligations under this Lease. Any sums so paid by Landlord or costs incurred, together with interest thereon at the Default Rate as hereinafter defined, from date paid or incurred by Landlord and will be payable to Landlord as Additional Rent on demand and Landlord will have the same rights and remedies in the event of nonpayment as in the case of failure by Tenant in the payment of Rent generally.

11.5        Security Deposit.  If Tenant shall default with respect to any covenant or provision hereof, Landlord may use, apply or retain all or any portion of the Security Deposit to cure such default or to compensate Landlord for any loss or damage which Landlord may suffer thereby. If Landlord so uses or applies all or any portion of the Security Deposit, Tenant shall immediately upon written demand deposit cash with Landlord in an amount sufficient to restore the Security Deposit to the full amount hereinabove stated. Landlord shall maintain the Security Deposit in an account separate from its general accounts and shall make withdrawals from such account only in accordance with the terms of this Lease. Interest, if any, on the Security Deposit, shall be deemed to form a part of the Security Deposit, and shall be disposed of in the same fashion as the original amount deposited. Within thirty (30) days after the expiration of the Lease Term and the vacation of the premises by Tenant, the Security Deposit, or such part as has not been applied to cure the default, shall be returned to Tenant

11.6        Remedies Cumulative.  The specific remedies to which Landlord may resort under the terms of the Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress to which it may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of the Lease. In addition to the other remedies provided in the Lease, Landlord will be entitled to a restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of the Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.

11.7        Prejudgment Remedy Waiver.  TENANT, FOR ITSELF AND FOR ALL PERSONS CLAIMING THROUGH OR UNDER IT, HEREBY ACKNOWLEDGES THAT THIS LEASE CONSTITUTES A COMMERCIAL TRANSACTION AS SUCH TERM IS USED AND DEFINED IN SECTION 52-278(A) OF THE CONNECTICUT GENERAL STATUTES, OR ITS SUCCESSOR PROVISIONS IF AMENDED, AND HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS WHICH ARE OR MAY BE CONFERRED UPON THE TENANT BY SAID ACT TO ANY NOTICE OR HEARING PRIOR TO A PREJUDGMENT REMEDY OR TO REQUIRE THE POSTING OF A BOND OR OTHER SURETY UNDER SECTIONS 52-278(A) TO 52-278(G), OR THEIR SUCCESSOR PROVISIONS IF AMENDED, INCLUSIVE OF SAID STATUTES. SUCH WAIVER IS INTENDED AS A WAIVER IN ACCORDANCE WITH SECTION 52-278(F) OR ITS SUCCESSOR PROVISIONS IF AMENDED, OF SAID STATUTES.

ARTICLE 12

CASUALTIES

12.1        Total-Destruction.  If all or substantially all of the Buildings (determined by comparison of the floor area of the Buildings destroyed to the total floor area of the Premises), are destroyed by fire or other casualty (a “Casualty”, and the resulting damage, a “Total

Destruction”), this Lease will automatically terminate as of the date of the Casualty (the “Casualty Date”).

12.2        Partial Destruction.  Subject to the provisions of Section 2.4 above, if some portion of the Premises is destroyed by Casualty, but such event does not constitute a Total Destruction, Tenant will give written notice of such event to Landlord within ten (10) days of the Casualty Date and, within Sixty (60) days of receipt of such notice, Landlord will give written notice to Tenant of whether or not, in Landlord’s opinion, the Buildings and the Premises can be restored to their pre-existing condition (exclusive of damage to Alterations made to the Premises by Tenant) (“Restored”) within one hundred and eighty (180) days after the Casualty Date (the “Restoration Period”). If, in Landlord’s opinion, the Premises can be Restored within the Restoration Period, Landlord will promptly and with commercially reasonable diligence but subject to Force Majeure, as defined in Section 21.4 below, and including a reasonable time for adjustment of insurance losses and recovery of insurance proceeds, Restore the Premises, with such modifications as may be required by zoning and building codes and other Legal Requirements or by any Mortgagee, as defined in Section 14.1 and Fixed Rent will be abated from the Casualty Date to the date on which Landlord’s Restoration is substantially complete, in the same proportion that the floor area of the portion of the Buildings which is rendered unusable by such casualty for the conduct of Tenant’s business bears to the total floor area of the Buildings. Subject to the provisions of Section 21.4, if Landlord gives notice as aforesaid that the Premises can be Restored within the Restoration Period, and such Restoration is not substantially complete within such Period, Tenant may, by written notice to Tenant within thirty (30) days after the expiration of the Restoration Period, elect to terminate this Lease effective thirty (30) days after Tenant’s notice unless Restoration has not been substantially completed prior to such date. If the Buildings are partially destroyed and cannot, in Landlord’s opinion, be restored within the Restoration Period, Landlord may elect to terminate this Lease as of the Casualty Date by written notice to the other within sixty (60) days after the Casualty Date and Tenant may elect to terminate this Lease effective as of the Casualty Date within thirty (30) days of receipt from Landlord of notice that the Premises cannot be restored within the Restoration Period or if no such notice of the anticipated time of Restoration is given by Landlord, within ninety (90) days of the Casualty. If neither party elects to terminate under the terms of this Section 12.2, this Lease will continue in full force and effect, the Fixed Rent will be abated as hereinabove provided, and Landlord will proceed to Restore the Premises as expeditiously as is reasonably possible under the actual circumstances affecting such Restoration. Tenant’s rights to terminate as aforesaid will be Tenant’s sole remedy, whether or not Landlord is required to Restore hereunder. In no event will Landlord be required to expend any funds toward Restoration of the Building in excess of the net amount actually available to Landlord from insurance, nor will Landlord be liable for any loss or damage to Tenant for the termination or non-termination of this Lease, or for the failure to complete Restoration within the Restoration Period. Any other provision of the forgoing notwithstanding, Landlord will have no obligation to Restore the Premises if the Casualty Date is within two (2) years of the Termination Date unless within thirty (30) days of the Casualty Date, Tenant validly exercises any option to extend the Term then held by Tenant.

12.3        Waiver.  To the extent permitted by law, the provisions contained in this Lease will supersede any contrary law (whether statutory, common law or otherwise) now or hereafter in effect relating to damage, destruction, self-help or termination.

ARTICLE 13

CONDEMNATION

13.1        Total Condemnation.  If the entire Premises or a portion of the Premises which renders the balance unusable by Tenant for the Tenant’s Permitted Use is taken by eminent domain, or is transferred to a condemning authority by sale in lieu of condemnation or in any other manner for any public or quasi-public purpose (collectively “Condemnation”), then this Lease will terminate on the date that title or possession to the Premises is taken by the condemning, authority, whichever is earlier.

13.2        Partial Condemnation.  Subject to the provisions of Section 2.4 above, if a Condemnation occurs which does not render the balance of the Premises unusable for Tenant’s Permitted Use, Landlord will promptly and with commercially reasonable diligence but subject to the provisions of Section 20.4 and including a reasonable time for recovery of the Condemnation award, Restore the Premises, with such modifications as may be required by zoning and building codes and other Legal Requirements or by any Mortgagee and Fixed Rent will be equitably adjusted in light of the portion of the Premises Condemned from the date that title or possession to such portion of the Premises is taken by the condemning authority, whichever is earlier.

13.3        Award.  If a Condemnation occurs, the entire award for such Condemnation will belong to Landlord. Tenant will have no claim against Landlord or the award for the value of the unexpired term of this Lease or otherwise and Tenant hereby releases and assigns to Landlord all Tenant’s rights to such awards. Tenant will be entitled to independently pursue a separate award in a separate proceeding for Tenant’s relocation costs directly associated with the taking and for fixtures and improvements which Tenant is entitled to remove upon expiration of the Term, provided such separate award does not diminish Landlord’s award.

13.4        Temporary Taking.  No temporary taking of the Premises will terminate this Lease or entitle Tenant to any abatement of the Fixed Rent and Additional Rent payable under this Lease; provided that any award for such temporary taking will belong to Tenant, to the extent that the award applies to any time period during the Term, and to Landlord to the extent that the award applies to any time period outside the Term.

ARTICLE 14

SUBORDINATION AND ATTORNMENT

14.1        Subordination.  (i) Any present and future first priority mortgage encumbering the Premises; (ii) all past and future advances made under any such first priority mortgage; and (iii) all renewals, modifications, and extensions of any such first priority mortgage are hereinafter referred to collectively as a “First Mortgage, and the holder of such mortgage as a “First Mortgagee”. The First Mortgage and any mortgages of lower priority covering the Premises are hereinafter sometimes referred to collectively as “Mortgages”, and the holders of such Mortgages, including without limitation, the First Mortgagee, are hereinafter sometimes referred to collectively as “Mortgagees”. This Lease, and the rights of Tenant hereunder, are and will be subject and subordinate to the interest of an First Mortgagee, provided that such First Mortgagee will have the right to elect, and from time to time change such election, by written notice given to Tenant, to make this Lease superior to such First Mortgage and/or to any junior Mortgage or Mortgages. A First Mortgagee, upon taking title to or possession of the Premises by foreclosure or deed in lieu of foreclosure (in its own name or through a wholly owned subsidiary), and any purchaser from such First Mortgagee or its wholly owned subsidiary at a foreclosures sale or after deed in lieu of foreclosure (in any such case, a “Successor Landlord”) will (i) not be liable for any act or omission of Landlord or its predecessors, prior to the date of such Successor Landlord’s succession to Landlord’s interest under this Lease; (ii) not be subject to any offsets or defenses which Tenant might have been able to assert against Landlord or its predecessors, prior to the date of such Successor Landlord’s succession to Landlord’s interest under this Lease; (iii) not be liable for the return of any security deposit under this Lease unless the same has actually been deposited with such Successor Landlord; (iv), be entitled to receive notice of any Landlord default under this Lease plus a reasonable opportunity to cure such default prior to Tenant having any right or ability to teuninate this Lease as a result of such Landlord default; (v) not be bound by any Fixed Rent or Additional Rent which Tenant might have paid to Landlord more that thirty (30) days in advance: (vi) not be bound by any amendment, modification, cancellation or surrender of this Lease made without the First Mortgagee’s prior written consent; (vii) not be bound by any obligation to make any payment to Tenant which was required to be made prior to the time such Successor Landlord succeeded to Landlord’s interest, and (viii) not be bound by any obligation under the Lease to perform any work or to make any improvements to the Premises. The obligations of a Successor Landlord under this Lease will be non-recourse as to any assets of such Successor Landlord other than its interest in the Premises. The provisions of this Section 14.1 will be effective and self-operative upon notice from a First Mortgagee to Tenant as aforesaid, provided that, upon demand, Tenant will execute, acknowledge and deliver to Landlord or First Mortgagee any instruments requested by such First Mortgagee, or by Landlord on behalf of any First Mortgagee, to evidence, confirm and implement the provisions of this Section 14.1.

14.2        Attornment and Recognition.  If the Premises or the interest of Landlord under this Lease are transferred to a Successor Landlord, at such Successor Landlord’s option, Tenant will be bound to such Successor Landlord under all of the terms, covenants and conditions of the Lease for the balance of the Term and at the Successor Landlord’s option, Tenant will attorn to such Successor Landlord, as its landlord. The provisions of this Section 14.2 will be effective and self-operative upon Tenant’s receipt of notice from such Successor Landlord, provided that Tenant will, upon demand, execute any documents requested by such Successor Landlord to evidence, confirm and implement the attornment described in this Section 14.2. If this Lease and the rights of Tenant hereunder are subject and subordinate to a First Mortgage solely by virtue of the provisions of the preceding Section 14.1, such subordination will be conditioned upon the undertaking of such First Mortgagee not to disturb the rights of Tenant to use and occupy the Premises in accordance with the terms of this Lease, including the limitations on the obligations of a Successor Landlord set forth in Section 14.1, for so long as there is no Event of Default by Tenant hereunder.

14.3        Protections for Mortgagees.  Tenant agrees to give any Mortgagee, by registered or certified mail, a copy of any notice of default served upon Landlord by Tenant, provided that prior to such notice, Tenant has been notified in writing of the address of such Mortgagee (hereafter a “Qualified Mortgagee”). Tenant further agrees that if Landlord fails to cure such default within thirty (30) days after such notice to Landlord (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary, provided that if Landlord promptly commenced a cure of such default within such thirty (30) days and is diligently pursuing the remedies or steps necessary to cure or correct such default), then the Qualified Mortgagee will have an additional thirty (30) days within which to cure or correct such default (or if such default cannot be cured or corrected within that time, then such additional time as may be necessary, provided that the Qualified Mortgagee promptly commenced a cure of such default within the such thirty (30) days and is diligently pursuing the remedies or steps necessary to cure or correct such default). Until the time allowed, as aforesaid, for the Qualified Mortgagee to cure such default has expired without cure, Tenant will not have any right to terminate this Lease on account of Landlord’s default, and thereafter only in accordance with the terms of this Lease.

ARTICLE 15

ENTRY BY LANDLORD

15.1        Entry by Landlord.  Landlord may enter the Premises and the Building at any time to determine whether Tenant is complying with all of its obligations under this Lease; and to exhibit the same to prospective purchasers or Mortgagees, to formulate plans for future use and development of the Premises and, during the last twelve (12) months of the Term, to prospective tenants. Tenant hereby waives any claims for damages for inconvenience to, or interference with, Tenant’s business, or loss of occupancy of quiet enjoyment of the Premises occasioned by such entry. Tenant will provide to Landlord keys and security access codes, if any, with which to unlock all of the doors in, on or about the Premises, and Landlord will have the right to use any and all means by which Landlord may deem proper to open such doors to obtain entry to the Premises, and any entry to the Premises obtained by Landlord by any such means, will not under any circumstances be deemed or construed to be a forcible or unlawful entry into or a detainer of the Premises or an eviction, actual or constructive, of Tenant from any part of the Premises. Such entry by Landlord will not act as a termination of Tenant’s duties under this Lease. If Landlord is required to obtain entry by means other than a key or security access code provided by Tenant, the cost of such entry will be payable by Tenant to Landlord as Additional Rent.

ARTICLE 16

RECOURSE FOR LANDLORD BREACH;
TRANSFER OF LANDLORD’S INTEREST

16.1        Recourse for Landlord Breach.  Any provision of this Lease or of any document or communication in connection herewith to the contrary notwithstanding, it is expressly understood and agreed by and between the parties hereto that: (i) the recourse of Tenant or its successors or assigns against Landlord with respect to the alleged breach by Landlord of any representation, warranty, covenant, undertaking or agreement under or with respect to this Lease, or regarding the Premises or the Building or any transaction related thereto or otherwise arising out of Tenant’s use of the Premises (a “Landlord Obligation”) will extend only to Landlord’s interest in the Premises and not to any other assets of Landlord or of any manager, officer, director, member, general or limited partner, shareholder, beneficiary, employee, agent or other representative of Landlord or of any such manager or general partner, and (ii) except to the extent of Landlord’s interest in the Premises, neither Landlord nor any manager or general partner of Landlord, or any officer, director, manager, member, general or limited partner, shareholder, beneficiary, employee, agent or other representative of Landlord or of any such manager or general partner will ever be personally liable or responsible in any way for or with respect to the breach of any Landlord’s Obligation.

16.2        Transfer of Landlord’s Interest.  Effective upon the transfer of Landlord’s interest in the Premises, Landlord will be automatically released from liability for any Landlord Obligation thereafter accruing.

ARTICLE 17

HOLDOVER TENANCY

17.1        Holdover Tenancy.  If Tenant remains in possession of the Premises after the expiration of the Term or earlier termination of this Lease, by whatever cause arising, Tenant will become a tenant at sufferance upon all of the terms and conditions of this Lease, provided that, during any such holdover period, Tenant will pay to Landlord a monthly amount for use and occupancy equivalent to one hundred and fifty percent (150%) of the Fixed Rent and Additional Rent payable by Tenant to Landlord during the twelve (12) calendar months preceding such expiration or termination divided by twelve, and provided further that amounts representing Property Taxes, water and sewer charges and any other obligation which would constitute a lien on the Premises, will be paid to Landlord rather than directly to the taxing authority or provider. The monthly amount payable for such holdover period will in no event be construed as a penalty or as liquidated damages for such retention of possession nor will the acceptance of such payment or of the performance of any other obligation by Landlord be deemed to render Tenant anything other than a tenant at sufferance. In addition to and without limitation on the foregoing, Tenant hereby agrees to indemnify, defend and hold harmless Landlord against any and all claims, liabilities, actions, losses, damages (direct, indirect, incidental and consequential) and expenses (including, without limitation, court costs and reasonable attorneys’ fees) asserted against or sustained by any such party and arising from or by reason of such retention of possession, which obligations will survive the expiration of the Term or other termination of this Lease.

ARTICLE 18

ESTOPPEL CERTIFICATES

18.1        Estoppel Certificates.  Tenant agrees that at any time and from time to time upon not less than ten (10) days’ prior written notice from the Landlord to execute, acknowledge and deliver a statement in writing addressed and certifying to Landlord and to any current or prospective Mortgagee, to any prospective purchaser of the property, and to any other party designated by Landlord (a) that this Lease is unmodified and in full force and effect (or if there have been modifications; (b) that the same is in full force and effect as modified and stating the modifications); that Tenant has accepted possession of the Premises, which are, to Tenant’s knowledge, acceptable in all respects, and that any improvements required by the terms of this lease to be made by Landlord have been completed to the satisfaction of Tenant; (c) that Tenant is in full occupancy of the Premises; (d) that no Fixed Rent has been paid more than thirty (30) days in advance; (e) that Tenant is not entitled to free rent or other concessions except as stated in this Lease; (f) that the Fixed Rent, Additional Rent and other charges payable by Tenant under this Lease are as set forth in the certificate; (g) the dates to which Fixed Rent, Additional Rental and other charges payable by Tenant under this Lease have been paid; (h) that Tenant, as of the date of such certificate, has no charge, lien or claim of setoff under this Lease or otherwise against obligations due from Tenant to Landlord; and (i) that to the best of Tenant’s knowledge and belief neither Landlord nor Tenant is not in default in performance of any covenant, agreement or condition contained in this Lease. If Tenant believes that facts exist which prevent it from truthfully making any of the foregoing statements, Tenant will set forth such facts in its certificate Any such statement delivered pursuant to this Article may be relied upon by Landlord or any mortgagee, prospective purchaser or other party to whom it is addressed and such statement, if required by its addressee, may so specifically state.

ARTICLE 19

NOTICES

19.1        Notices.  All notices, demands, requests, consents, waivers, approvals and other communications to or between Landlord and Tenant will be in writing and will be given and deemed received as follows: (a) by hand, upon delivery thereof during business hours provided that a receipt is obtained from the addressee, or (b) by certified mail, return receipt requested, postage charges prepaid, upon the earlier of receipt or first properly attempted delivery (c) by national overnight delivery service with delivery confirmation, such as Federal Express or Express Mail, freight charges prepaid, upon the earlier of receipt or first properly attempted delivery, or (d) by electric facsimile transmission, upon successful transmission, if documented by fax machine hard copy confirmation of receipt and subsequently confirmed by another method permitted hereunder, in each case addressed; delivered or transmitted to the Parties at their respective addresses or fax numbers set forth below (a “Notice Address”):

LANDLORD:              NPA HARTFORD LLC

C/O Sciens Management LLC
667 Madison Avenue

New York, NY 10021

ATTN: Daniel J. Standen

Tel: (212) 471-6100

Fax: (212) 471-6199

With a Courtesy

Copy to:                                                                        ROBINSON & COLE LLP

One Boston Place

Boston, MA 02108-4404

ATTN: John T. Ronayne, Esq.

Tel: (617) 557-5920

Fax: (617) 557-5999

TENANT:                     COLT DEFENSE LLC

547 New Park Avenue

West Hartford, CT 06110-1332

P.O. Box 118

Hartford, CT 06110-0118

ATTN: William M. Keys

Tel: (860) 244-1315

Fax: (860) 244-1475

With a Courtesy

Copy to:                                                                        COLT DEFENSE LLC

547 New Park Avenue

West Hartford, CT 06110-1332

P.O. Box 118

Hartford, CT 06110-0118
ATTN: Jeffrey G. Grody

Tel: (860) 244-1325

Fax: (860) 244-1475

Any of the foregoing addressees may change its Notice Address at any time by notice to the other addressees in the manner hereinabove set forth, effective upon receipt or deemed receipt.

ARTICLE 20

BROKERS

20.1        Brokers  Landlord and Tenant each warrants and represents that it has not knowingly dealt with or any broker or other person who might claim a brokers commission or finders fee in connection with this Lease (a “Broker”) and Tenant hereby represents and warrants that it has not been introduced to the Premises by a Broker. If either Party has dealt with a Broker in violation of the foregoing warranties and representations, that Party will be solely responsible for the payment of any commissions or fees which may at any time be asserted against the other Party which would not otherwise have been payable but for the actions of the Party which has violated its warranties and representations and will protect, indemnify, hold harmless and defend the other Party from any loss, liability, damage, cost and expense (including, without limitation, attorney’s fees) in respect thereto.

ARTICLE 21

MISCELLANEOUS PROVISIONS

21.1        Entire Agreement.  This Lease contains all of the agreements and understandings relating to the leasing of the Premises and the obligations of Landlord and Tenant in connection with such leasing. Landlord has not made, and Tenant is not relying upon, any warranties, or representations, promises or statements made by Landlord or any agent of Landlord, except as expressly set forth herein. This Lease supersedes any and all prior leases, agreements and understandings between Landlord and Tenant with respect to the Premises and alone expresses the agreement of the parties.

21.2        Amendments.  This Lease will not be amended, changed or modified in any way unless in writing executed by Landlord and Tenant. Landlord and Tenant will not have waived or released any of its rights hereunder unless in writing and executed by both parties hereto.

21.3        Successors.  Except as expressly provided herein, this Lease and the obligations of Landlord and Tenant contained herein will bind and benefit the successors and assigns of the parties hereto.

21.4        Force Majeure.  Neither Party will incur liability to the other with respect to, nor be held responsible for the failure to perform any obligation hereunder, if such failure is caused by a reason beyond the control of the failing Party, including, but not limited to, strike, labor trouble, governmental rule, regulations, ordinance, statute or interpretation, or by fire, earthquake, civil commotion, or failure or disruption of utility services (individually and collectively, “Force Majeure”). The period of time for either Party to perform any obligation will be extended by the period of time that such Party is delayed in performing such obligation by reason of any Force Majeure occurrence, whether similar to or different from the above specified occurrences. Notwithstanding the foregoing, no Force Majeure occurrence will be deemed to relieve either Party of the obligation to satisfy any monetary obligation, including the obligation to pay Fixed and Additional Rent, as and when due, or extend the time for satisfaction of such monetary obligation.

21.5        Default Rate.  Any Fixed Rent, Additional Rent or other amount payable by Tenant to Landlord under this Lease which is not paid when due, will bear interest from the due date until paid at the rate (the “Default Rate”) of five (5%) percent over the Prime Rate (the base rate on corporate loans posted by at least 75% of the 30 largest U.S. banks) as published by the Wall Street Journal, as the same may be from time to time adjusted, but in not event more than the maximum rate, if any, permitted under applicable Legal Requirements: If the Wall Street Journal ceases publication or ceases to publish the Prime Rate as currently calculated, the base rate used to calculate the Default Rate will be another comparable rate reasonably designated by Landlord.

21.6        No Accord and Satisfaction.  No acceptance by Landlord of a lesser sum than the Fixed Rent, Additional Rent or any other charge then due will be deemed to be other than on account of the earliest installment of such rent or charge due, unless Landlord elects by notice to Tenant to credit such sum against the most recent installment due, nor will any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed a waiver, an agreement or an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy in this Lease provided.

21.7        No Waiver.  The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease will not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease will not be deemed to have been a waiver of such breach by Landlord, or by Tenant, unless such waiver be in writing signed by the party to be charged. No consent or waiver, express or implied, by Landlord to or of any breach of any agreement or duty will be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.

21.8        Costs of Enforcement.  Tenant will pay to Landlord on demand, Landlord’s expenses, including reasonable attorneys’ fees, incurred in enforcing any obligation of Tenant under this Lease or in curing any default by Tenant under this Lease as provided in Section 11.5.

21.9        Financial Statements.  If Tenant is not a publicly held entity, Tenant will furnish to Landlord and to any Mortgagee designated Landlord by notice to Tenant, upon request but no more often than annually without cause, a current balance sheet and an annual operating statement, in the form customarily provided by Tenant to public agencies for financial reporting purposes, prepared by Tenant’s certified public accountant.

21.10      Survival of Obligations.  Any obligations of Tenant accruing prior to the expiration or earlier termination of this Lease will survive such expiration or earlier termination, and Tenant will promptly perform all such obligations whether or not this Lease has expired or been terminated.

21.11      Governing Law; Submission to Jurisdiction.  This Lease will be governed by, and construed in accordance with, the domestic laws of the State of Connecticut without reference to any principals of conflict or choice of law which might dictate the application of the law of some other jurisdiction. Tenant hereby submits to the jurisdiction of the State of Connecticut and agrees that any action by Tenant against Landlord will be instituted in the state courts of the State of Connecticut.

21.12      Severability.  In the event any provision of this Lease or any application of any provision, is found to be void or unenforceable by a court of competent jurisdiction, a provision as similar in effect to such provision as possible but without the defect which was determined to have rendered the original provision void or unenforceable, will be deemed substituted and the remainder of this Lease will remain in full force and effect and will be interpreted and enforced so as to implement the intentions of the parties to the greatest extent possible. In the event that two different constructions may be given to any provision of this Lease, one of which will render the provision void or unenforceable, and one of which will render the provision valid and enforceable, the construction rendering such provision valid and enforceable will be adopted.

21.13      Equality or Parties .  Tenant acknowledges that it has read and understood the provisions of this Lease and that Landlord and Tenant have negotiated this Lease with the assistance of counsel from positions of substantially equality. Accordingly, this Lease will be construed neither for nor against Landlord or Tenant, but will be given a fair and reasonable interpretation in accordance with the meaning of its terms and the intent of the parties. Without limitation on the foregoing, no provision of this Lease will interpreted adversely to Landlord by reason of the fact that Landlord provided the initial draft of this Lease, nor will any provision herein provided by Tenant be interpreted adversely to Tenant by reason of Tenant having provided such provision.

21.14      Captions.  All captions, headings, titles, numerical references and computer highlighting are for convenience only and will have no effect on the interpretation of this Lease.

21.15      Number and Gender.  All terms and words used in this Lease, regardless of the number or gender in which they are used, will be deemed to include the appropriate number and gender, as the context may require.

21.16      Joint and Several Liability.  If Tenant comprises more than one person or entity, or if this Lease is guaranteed by any party, all such persons will be jointly and severally liable for payment of rents and the performance of Tenant’s obligations hereunder. If Tenant comprises more than one person or entity, Landlord may, in its sole discretion, compromise, limit or release the obligations or liabilities of one such person or entity without affecting the obligations and liabilities of the other persons or entities comprising.

21.17      Exhibits.  The Exhibits referred to in this Lease and attached hereto, namely: Exhibit A (Description of Land), Exhibit B (Plan of Land), and Exhibit C (Permitted Exceptions), are incorporated herein by reference and made a part hereof to the same extent as if set forth in their entirety in the body of the text of this Lease.

21.18      Submission Not Offer.  The submission of this Lease to Tenant or its broker or other agent, does not constitute an offer to Tenant to lease the Premise. This Lease will have no force and effect until it is executed and delivered by each of the Parties to the other.

[INTENTIONALLY LEFT BLANK — NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

LANDLORD:			TENANT:

NPA HARTFORD LLC			COLT DEFENSE LLC
a Delaware limited liability company			a Delaware limited liability company

By	NPA Management LLC
	a Delaware limited liability company		By:	/s/ Lt Gen William M. Keys, USMC (ret.)
	Its Managing Member		Name:	Lt Gen William M. Keys, USMC (ret.)
			Title:	President and Chief Executive Officer
	By:	/s/ Daniel J. Standen
	Name:	Daniel J. Standen
	Title:	Authorized Member

Net Lease

545 New Park Avenue
West Hartford, Connecticut